Exhibit 4.5

SERVICES CONTRACT

Between

-	Professional association DCS & Partner, VAT number 03762880965, based in Milan, in person of the legal representative Cesare De Carolis (“DCS”)

and

-	Brera Milano S.r.l., VAT number 09703750969, with headquarters in Milan, in the person of the director unique Francesca Duva (“Company”)

given that:

-	DCS carries out its professional activity in the premises located in Milan, Piazza San Giorgio n. 2, of which it has the availability (“Office”);

-	the Office is organized for carrying out the activity with the presence of personnel, equipment of necessary technical tools, reception and meeting rooms;

-	the Company is interested in temporarily availing itself of the support of a structure in Milan to carry out part of its business;

both circumstances,

the following is agreed.

Article 1 – Object

DCS provides the following services to Company (“Services”):

a)	the exclusive use of two rooms for a total of six people;

b)	the use of the meeting rooms of the Office, upon request to be submitted to the secretariat with adequate advance, the use of the internet line as well as all other common services of the Office;

c)	customer reception, on weekdays and during the following hours: from 9.00 to 13.00.

Article 2 - Duration of the contract

This contract has a duration of twelve months starting from 03.01.2023 until 02.28.2024.

Upon expiry, the contract is automatically renewed for an equal period unless canceled by giving at least three months’ notice.

Article 3 - Consideration

The fee due to DCS on a monthly basis, for the provision of the services described above in article 1, is determined at Euro 2,500.00 plus VAT, with monthly invoicing in advance.

The fee includes all ancillary charges for heating, cooling, cleaning, and electric energy.

Article 4 - Obligations of the user of the service

The Company will use the Office’s Services with due diligence, exclusively for office use and for the performance of activities related to its corporate purpose, with the prohibition of granting third parties the use and/or enjoyment, even temporarily.

In using the Office’s facilities and common areas, the Company undertakes to respect and ensure that its employees and collaborators respect privacy and security regulations.

Read, confirmed and signed.

Milan, 1 March 2023

/s/ Cesare De Carolis	/s/ Francesca Duva
(DCS & Partner)	(Brera Milano S.r.l.)